Exhibit 99.1

Regional Management Corp. Announces Fourth Quarter 2019 Results

-    Net income of $15.7 million and diluted earnings per share of $1.38    -

-    17.0% revenue growth, driven by 17.4% average finance receivables growth     -

Greenville, South Carolina – February 25, 2020 – Regional Management Corp. (NYSE: RM), a diversified consumer finance company, today announced results for the fourth quarter ended December 31, 2019.

Fourth Quarter 2019 Highlights

•

Net income for the fourth quarter of 2019 was $15.7 million, a 45.6% increase from the prior-year period. Diluted earnings per share for the fourth quarter of 2019 was $1.38, compared to $0.90 in the prior-year period.

•	Total finance receivables as of December 31, 2019 were $1.1 billion, an increase of 18.5%, or $172.6 million, from the prior-year period.

•	19th consecutive quarter of year-over-year double-digit finance receivables growth.

•	Total core small and large loan finance receivables increased $195.4 million, or 22.3%, compared to the prior-year period.

•

Large loan finance receivables of $608.6 million increased $170.6 million, or 39.0%, from the prior-year period and represented 55.1% of the total loan portfolio. Small loan finance receivables as of December 31, 2019 were $462.5 million, an increase of 5.7% over the prior-year period.

•	Total revenue for the fourth quarter of 2019 was $98.0 million, a $14.2 million, or 17.0%, increase from the prior-year period.

•	14th consecutive quarter of year-over-year double-digit revenue growth.

•	Interest and fee income increased 17.0%, driven by a 17.4% increase in average finance receivables compared to the prior-year period.

•

Insurance income, net increased $0.9 million, driven by an increase in premium revenue and a decrease in non-file insurance claims expense (due to the previously disclosed change in business practice to lower the utilization of non-file insurance).

•

Provision for credit losses for the fourth quarter of 2019 was $26.0 million, an increase of $2.3 million, or 9.9%, from the prior-year period. The increase was due to $4.0 million of higher net credit losses, primarily related to growth in finance receivables.

•

Annualized net credit losses as a percentage of average finance receivables were 9.2%, a 10 basis point increase from 9.1% in the prior-year period, due to incremental non-file insurance claims shifting from insurance income, net to credit losses as compared to the prior-year period.

•

30+ day contractual delinquencies as of December 31, 2019 were 7.2%, compared to 7.7% as of December 31, 2018. 30+ day contractual delinquencies as of December 31, 2018 included 0.5% related to hurricane-affected branches. Additionally, 90+ day contractual delinquencies were 3.2%, compared to 3.5% in the prior-year-period.

•	In October 2019, the company completed a third asset-backed securitization, a $130 million note issuance (senior class rated “AA” by DBRS) with a weighted-average coupon of 3.17%.

“We are extremely proud of our terrific fourth quarter and full year 2019 performance,” said Peter R. Knitzer, President and Chief Executive Officer of Regional Management Corp. “Our team generated record results on both our top and bottom lines, and our finance receivables exceeded the $1.1 billion mark. The expansion of our core loan portfolio continues to fuel our substantial revenue growth, further validating our hybrid strategy of increasing receivables within existing branches while expanding our footprint.”

“Our credit performance also remained stable in the fourth quarter, as finance receivables that have passed our custom scorecard criteria continue to perform in line with our expectations,” added Mr. Knitzer. “In addition, we continued to invest in our business while also prudently managing our expenses, resulting in significant improvements in our efficiency and operating expense ratios. We exited 2019 in the strongest position in Regional’s history, and we remain primed to succeed and create value in 2020 and over the longer term.”

Fourth Quarter 2019 Results

Finance receivables outstanding at December 31, 2019 were $1.1 billion, an 18.5% increase from $932.2 million in the prior-year period. The increase was primarily due to continued strong growth in both the core small and large loan portfolios.

For the fourth quarter ended December 31, 2019, the company reported total revenue of $98.0 million, a 17.0% increase from $83.7 million in the prior-year period. Interest and fee income for the fourth quarter of 2019 was $87.8 million, a 17.0% increase from $75.0 million in the prior-year period, related to ongoing growth in the core small and large loan portfolios.

The provision for credit losses in the fourth quarter of 2019 was $26.0 million, a $2.3 million, or 9.9%, increase compared to $23.7 million in the prior-year period. The increase was primarily due to $4.0 million of higher net credit losses, including an additional $0.6 million related to the change in business practice to lower the utilization of non-file insurance. The change in business practice had no impact on net income.

Net credit losses were $24.7 million in the fourth quarter of 2019, an increase of $4.0 million over the prior-year period, primarily related to growth in finance receivables. Annualized net credit losses as a percentage of average finance receivables in the fourth quarter of 2019 were 9.2%, a 10 basis point increase from 9.1% in the prior-year period. This increase was due to incremental non-file insurance claims shifting from insurance income, net to credit losses as compared to the prior-year period.

General and administrative expenses for the fourth quarter of 2019 were $40.9 million, an increase of $4.3 million, or 11.7%, from the prior-year period. The operating expense ratio (annualized general and administrative expenses as a percentage of average finance receivables) was 15.3%, an 80 basis point improvement from the prior-year period. General and administrative expenses for the fourth quarter of 2019 included $0.6 million of incremental costs related to new branches that opened since the prior-year period.

Interest expense was $10.3 million in the fourth quarter of 2019, compared to $9.6 million in the prior-year period. The increase in interest expense was primarily due to larger long-term debt amounts outstanding from the ongoing growth in finance receivables.

Net income for the fourth quarter of 2019 was $15.7 million, an increase from $10.8 million in the prior-year period. Diluted earnings per share for the fourth quarter of 2019 was $1.38, an increase from $0.90 in the prior-year period.

First Quarter 2020 Developments

As previously disclosed, effective January 1, 2020, Regional replaced its previous incurred loss impairment model for estimating credit losses on financial assets with a current expected credit loss (“CECL”) model. As a result, on January 1, 2020, the company incurred an increase in its allowance for credit losses of $60 million and a one-time, cumulative reduction in retained earnings of approximately $46 million (net of $14 million in taxes). Regional’s allowance for credit losses as a percentage of finance receivables increased from 5.6% on December 31, 2019 to 10.8% on January 1, 2020. The adoption of CECL did not cause the company to violate any of its existing debt covenants and will not inhibit the company in funding its growth or returning capital to its shareholders.

In addition, in January 2020, Regional experienced an isolated information technology infrastructure event that caused an extended outage of its loan management system. The company has determined that an inadvertent operational failure in IT allowed a system back-up process to run concurrently and inappropriately with normal nightly processes, resulting in the event. The outage affected the company’s ability to originate branch loans and process certain types of payments. However, during that time, all branches remained open, serviced customers, and accepted payments via cash, personal check, money order, and certain electronic payment methods. The outage did not impact the security of customer information or the integrity of company and customer data. The event also did not involve an external breach or the compromise of data by any third party. Regional, with the assistance of third party experts, addressed and resolved the issue and is confident that it will not occur again. The loan management system has functioned normally since its restoration, and all branches have been fully operational.

While the event did not impact Regional’s fourth quarter 2019 financial results, the company expects that the outage will adversely impact net income by approximately $1.3 million in the first quarter of 2020 and by an additional $0.3 million throughout the remainder of the year. Management is also evaluating the event in relation to its 2019 year-end assessment of internal controls.

2020 De Novo Outlook

As of December 31, 2019, the company’s branch network consisted of 366 locations. The company continues to expect to open a total of between 25 and 30 de novo branches for the full year 2020.

Liquidity and Capital Resources

As of December 31, 2019, the company had finance receivables of $1.1 billion and outstanding long-term debt of $808.2 million ($805.8 million of outstanding debt and $2.4 million of interest payable), consisting of:

•	$349.3 million on its $640.0 million senior revolving credit facility,

•	$46.4 million on its $125.0 million revolving warehouse credit facility, and

•	$410.1 million through its asset-backed securitizations.

The company’s unused capacity on its revolving credit facilities (subject to the borrowing base) was $369.3 million, or 48.3%, as of December 31, 2019.

The company had a funded debt-to-equity ratio of 2.7 to 1.0 and a shareholder equity ratio of 26.1% as of December 31, 2019. On a non-GAAP basis, the company had a funded debt-to-tangible equity ratio of 2.8 to 1.0 as of December 31, 2019. Please refer to the reconciliations of non-GAAP measures to comparable GAAP measures included at the end of this press release.

Conference Call Information

Regional Management Corp. will host a conference call and webcast today at 5:00 PM ET to discuss these results.

The dial-in number for the conference call is (855) 327-6837 (toll-free) or (631) 891-4304 (direct). Please dial the number 10 minutes prior to the scheduled start time.

*** A supplemental slide presentation will be made available on Regional’s website prior to the earnings call at www.RegionalManagement.com. ***

In addition, a live webcast of the conference call will be available on Regional’s website at www.RegionalManagement.com.

A replay will be available following the end of the call through Tuesday, March 3, 2020, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (international), passcode 10008628. A webcast replay of the call will be available at www.RegionalManagement.com for one year following the call.

About Regional Management Corp.

Regional Management Corp. (NYSE: RM) is a diversified consumer finance company that provides attractive, easy-to-understand installment loan products primarily to customers with limited access to consumer credit from banks, thrifts, credit card companies, and other lenders. Regional Management operates under the name “Regional Finance” in 366 branch locations across 11 states in the Southeastern, Southwestern, Mid-Atlantic, and Midwestern United States. Most of its loan products are secured, and each is structured on a fixed rate, fixed term basis with fully amortizing equal monthly installment payments, repayable at any time without penalty. Regional Management sources loans through its multiple channel platform, which includes branches, centrally-managed direct mail campaigns, digital partners, retailers, and its consumer website. For more information, please visit www.RegionalManagement.com.

Forward-Looking Statements

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent Regional Management Corp.’s expectations or beliefs concerning future events. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events, or performance, and underlying assumptions and other statements related thereto. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions may be used to identify these forward-looking statements. Such forward-looking statements speak only as of the date on which they were made and are about matters that are inherently subject to risks and uncertainties, many of which are outside of the control of Regional Management. As a result, actual performance and results may differ materially from those contemplated by these forward-looking statements. Therefore, investors should not place undue reliance on forward-looking statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in forward-looking statements include, but are not limited to, the following: changes in general economic conditions, including levels of unemployment and bankruptcies; risks associated with Regional Management’s ability to timely and effectively implement, transition to, and maintain the necessary information technology systems, infrastructure, processes, and controls to support its operations and initiatives; risks associated with Regional Management’s loan origination and servicing software system, including the risk of prolonged system outages; risks related to opening new branches, including the ability or inability to open new branches as planned; risks inherent in making loans, including credit risk, repayment risk, and value of collateral, which risks may increase in light of adverse or recessionary economic conditions; risks associated with the implementation of new underwriting models and processes, including as to the effectiveness of new custom scorecards; risks relating to Regional Management’s asset-backed securitization transactions; changes in interest rates; the risk that Regional Management’s existing sources of liquidity become insufficient to satisfy its needs or that its access to these sources becomes unexpectedly restricted; changes in federal, state, or local laws, regulations, or regulatory policies and practices, and risks associated with the manner in which laws and regulations are interpreted, implemented, and enforced; changes in accounting standards, rules, and interpretations, and the failure of related assumptions and estimates, including those associated with the implementation of current expected credit loss (CECL) accounting; the impact of changes in tax laws, guidance, and interpretations; the timing and amount of revenues that may be recognized by Regional Management; changes in current revenue and expense trends (including trends affecting delinquencies and credit losses); changes in Regional Management’s markets and general changes in the economy (particularly in the markets served by Regional Management); changes in the competitive environment in which Regional Management operates or a decrease in the demand for its products; risks related to acquisitions; changes in operating and administrative expenses; and the departure, transition, or replacement of key personnel.

The foregoing factors and others are discussed in greater detail in Regional Management’s filings with the Securities and Exchange Commission. Regional Management will not update or revise forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments, or otherwise, except as required by law. Regional Management is not responsible for changes made to this document by wire services or Internet services.

Contact

Investor Relations

Garrett Edson, (203) 682-8331

investor.relations@regionalmanagement.com

Regional Management Corp. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(in thousands, except per share amounts)

			Better (Worse)				Better (Worse)
	4Q 19	4Q 18	$	%	FY 19	FY 18	$	%
Revenue
Interest and fee income	$87,784	$75,013	$12,771	17.0%	$321,169	$280,121	$41,048	14.7%
Insurance income, net	6,551	5,624	927	16.5%	20,817	14,793	6,024	40.7%
Other income	3,649	3,112	537	17.3%	13,727	11,792	1,935	16.4%

Total revenue	97,984	83,749	14,235	17.0%	355,713	306,706	49,007	16.0%

Expenses
Provision for credit losses	26,039	23,698	(2,341)	(9.9)%	99,611	87,056	(12,555)	(14.4)%
Personnel	25,305	22,074	(3,231)	(14.6)%	94,000	84,068	(9,932)	(11.8)%
Occupancy	5,876	5,933	57	1.0%	24,618	22,519	(2,099)	(9.3)%
Marketing	1,897	1,902	5	0.3%	8,206	7,745	(461)	(6.0)%
Other	7,813	6,707	(1,106)	(16.5)%	30,160	25,952	(4,208)	(16.2)%

Total general and administrative	40,891	36,616	(4,275)	(11.7)%	156,984	140,284	(16,700)	(11.9)%
Interest expense	10,285	9,643	(642)	(6.7)%	40,125	33,464	(6,661)	(19.9)%

Income before income taxes	20,769	13,792	6,977	50.6%	58,993	45,902	13,091	28.5%
Income taxes	5,086	3,022	(2,064)	(68.3)%	14,261	10,557	(3,704)	(35.1)%

Net income	$15,683	$10,770	$4,913	45.6%	$44,732	$35,345	$9,387	26.6%

Net income per common share:
Basic	$1.44	$0.92	$0.52	56.5%	$3.92	$3.03	$0.89	29.4%

Diluted	$1.38	$0.90	$0.48	53.3%	$3.80	$2.93	$0.87	29.7%

Weighted-average shares outstanding:
Basic	10,893	11,672	779	6.7%	11,401	11,655	254	2.2%

Diluted	11,327	12,010	683	5.7%	11,773	12,078	305	2.5%

Return on average assets (annualized)	5.6%	4.6%			4.3%	4.0%

Return on average equity (annualized)	21.1%	15.7%			15.4%	13.6%

Regional Management Corp. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except par value amounts)

			Increase (Decrease)
	4Q 19	4Q 18	$	%
Assets
Cash	$2,263	$3,657	$(1,394)	(38.1)%
Gross finance receivables	1,500,962	1,237,526	263,436	21.3%
Unearned finance charges and insurance premiums	(396,149)	(305,283)	(90,866)	(29.8)%

Finance receivables	1,104,813	932,243	172,570	18.5%
Allowance for credit losses	(62,200)	(58,300)	(3,900)	(6.7)%

Net finance receivables	1,042,613	873,943	168,670	19.3%
Restricted cash	54,164	46,484	7,680	16.5%
Lease assets	26,438	—	26,438	100.0%
Property and equipment	15,301	13,926	1,375	9.9%
Intangible assets	9,438	10,010	(572)	(5.7)%
Deferred tax asset	619	—	619	100.0%
Other assets	7,704	8,375	(671)	(8.0)%

Total assets	$1,158,540	$956,395	$202,145	21.1%

Liabilities and Stockholders’ Equity
Liabilities:
Long-term debt	$808,218	$660,507	$147,711	22.4%
Unamortized debt issuance costs	(9,607)	(9,158)	(449)	(4.9)%

Net long-term debt	798,611	651,349	147,262	22.6%
Accounts payable and accrued expenses	28,676	25,138	3,538	14.1%
Lease liabilities	28,470	—	28,470	100.0%
Deferred tax liability	—	747	(747)	(100.0)%

Total liabilities	855,757	677,234	178,523	26.4%
Stockholders’ equity:
Preferred stock ($0.10 par value, 100,000 shares authorized, no shares issued or outstanding)	—	—	—	—
Common stock ($0.10 par value, 1,000,000 shares authorized, 13,497 shares issued and 11,013 shares outstanding at December 31, 2019 and 13,323 shares issued and 11,777 shares outstanding at December 31, 2018)	1,350	1,332	18	1.4%
Additional paid-in-capital	102,678	98,778	3,900	3.9%
Retained earnings	248,829	204,097	44,732	21.9%
Treasury stock (2,484 shares at December 31, 2019 and 1,546 shares at December 31, 2018)	(50,074)	(25,046)	(25,028)	(99.9)%

Total stockholders’ equity	302,783	279,161	23,622	8.5%

Total liabilities and stockholders’ equity	$1,158,540	$956,395	$202,145	21.1%

Regional Management Corp. and Subsidiaries

Selected Financial Data

(Unaudited)

(in thousands, except per share amounts)

	Finance Receivables by Product
	4Q 19	3Q 19	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q 18	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$462,499	$449,416	$13,083	2.9%	$437,662	$24,837	5.7%
Large loans	608,608	554,664	53,944	9.7%	437,998	170,610	39.0%

Total core loans	1,071,107	1,004,080	67,027	6.7%	875,660	195,447	22.3%
Automobile loans	9,623	12,121	(2,498)	(20.6)%	26,154	(16,531)	(63.2)%
Retail loans	24,083	25,985	(1,902)	(7.3)%	30,429	(6,346)	(20.9)%

Total finance receivables	$1,104,813	$1,042,186	$62,627	6.0%	$932,243	$172,570	18.5%

Number of branches at period end	366	358	8	2.2%	359	7	1.9%
Average finance receivables per branch	$3,019	$2,911	$108	3.7%	$2,597	$422	16.2%

	Averages and Yields
	4Q 19		3Q 19		4Q 18
	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)	Average Finance Receivables	Average Yield (Annualized)
Small loans	$453,490	38.5%	$442,137	38.8%	$426,901	39.5%
Large loans	581,913	29.2%	527,670	29.1%	425,948	28.4%
Automobile loans	10,734	14.8%	13,806	15.0%	29,114	15.0%
Retail loans	25,128	19.4%	26,902	19.1%	30,555	19.1%

Total interest and fee yield	$1,071,265	32.8%	$1,010,515	32.9%	$912,518	32.9%

Total revenue yield	$1,071,265	36.6%	$1,010,515	36.3%	$912,518	36.7%

	Components of Increase in Interest and Fee Income 4Q 19 Compared to 4Q 18 Increase (Decrease)
	Volume	Rate	Volume & Rate	Net
Small loans	$2,628	$(1,121)	$(70)	$1,437
Large loans	11,080	874	320	12,274
Automobile loans	(690)	(19)	12	(697)
Retail loans	(259)	20	(4)	(243)
Product mix	291	9	(300)	—

Total increase in interest and fee income	$13,050	$(237)	$(42)	$12,771

	Net Loans Originated (1) (2)
	4Q 19	3Q 19	QoQ $ Inc (Dec)	QoQ % Inc (Dec)	4Q 18	YoY $ Inc (Dec)	YoY % Inc (Dec)
Small loans	$180,967	$177,629	$3,338	1.9%	$172,820	$8,147	4.7%
Large loans	174,341	166,835	7,506	4.5%	115,805	58,536	50.5%
Retail loans	3,833	4,421	(588)	(13.3)%	6,593	(2,760)	(41.9)%

Total net loans originated	$359,141	$348,885	$10,256	2.9%	$295,218	$63,923	21.7%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges.
(2)	The company ceased originating automobile loans in November 2017.

	Other Key Metrics
	4Q 19	3Q 19	4Q 18
Net credit losses (1) (2)	$24,739	$20,815	$20,698
Percentage of average finance receivables (annualized)	9.2%	8.2%	9.1%
Provision for credit losses (3)	$26,039	$24,515	$23,698
Percentage of average finance receivables (annualized)	9.7%	9.7%	10.4%
Percentage of total revenue	26.6%	26.7%	28.3%
General and administrative expenses	$40,891	$40,167	$36,616
Percentage of average finance receivables (annualized)	15.3%	15.9%	16.1%
Percentage of total revenue	41.7%	43.8%	43.7%
Same store results (4):
Finance receivables at period-end	$1,082,050	$1,021,291	$925,621
Finance receivable growth rate	16.7%	15.9%	13.7%
Number of branches in calculation	337	332	337

(1)	Includes hurricane-related net credit losses of $117 for 4Q 18.
(2)	Includes net credit losses related to lower utilization of non-file insurance of $2,405, $1,791, and $1,781 for 4Q 19, 3Q 19, and 4Q 18, respectively.
(3)	Includes hurricane-related provision for credit losses of $(183) for 4Q 18.
(4)	Same store sales reflect the change in year-over-year sales for the comparable branch base. The comparable branch base includes those branches open for at least one year.

	Contractual Delinquency by Aging
	4Q 19		3Q 19		4Q 18
Allowance for credit losses (1)	$62,200	5.6%	$60,900	5.8%	$58,300	6.3%
Current	921,856	83.4%	872,246	83.7%	754,162	80.9%
1 to 29 days past due	103,925	9.4%	101,412	9.7%	105,920	11.4%

Delinquent accounts:
30 to 59 days	25,110	2.3%	22,919	2.3%	22,529	2.3%
60 to 89 days	18,665	1.7%	16,148	1.5%	17,382	1.9%
90 to 119 days	13,836	1.3%	11,736	1.1%	12,279	1.3%
120 to 149 days	11,595	1.0%	9,676	0.9%	10,890	1.2%
150 to 179 days	9,826	0.9%	8,049	0.8%	9,081	1.0%

Total contractual delinquency (2)	$79,032	7.2%	$68,528	6.6%	$72,161	7.7%

Total finance receivables	$1,104,813	100.0%	$1,042,186	100.0%	$932,243	100.0%

1 day and over past due	$182,957	16.6%	$169,940	16.3%	$178,081	19.1%

	Contractual Delinquency by Product
	4Q 19		3Q 19		4Q 18
Small loans	$42,265	9.1%	$36,620	8.1%	$40,663	9.3%
Large loans	33,554	5.5%	28,563	5.1%	26,814	6.1%
Automobile loans	754	7.8%	1,153	9.5%	2,083	8.0%
Retail loans	2,459	10.2%	2,192	8.4%	2,601	8.5%

Total contractual delinquency (2)	$79,032	7.2%	$68,528	6.6%	$72,161	7.7%

(1)	Includes incremental hurricane allowance for credit losses of $3,600 in 4Q 18.
(2)	Includes 0.5% delinquency related to hurricane-affected branches in 4Q 18.

	Income Statement Quarterly Trend
	4Q 18	1Q 19	2Q 19	3Q 19	4Q 19	QoQ $ B(W)	YoY $ B(W)
Revenue
Interest and fee income	$75,013	$74,322	$75,974	$83,089	$87,784	$4,695	$12,771
Insurance income, net	5,624	4,113	5,066	5,087	6,551	1,464	927
Other income	3,112	3,313	3,234	3,531	3,649	118	537

Total revenue	83,749	81,748	84,274	91,707	97,984	6,277	14,235

Expenses
Provision for credit losses	23,698	23,343	25,714	24,515	26,039	(1,524)	(2,341)
Personnel	22,074	22,393	22,511	23,791	25,305	(1,514)	(3,231)
Occupancy	5,933	6,165	6,210	6,367	5,876	491	57
Marketing	1,902	1,651	2,261	2,397	1,897	500	5
Other	6,707	7,974	6,761	7,612	7,813	(201)	(1,106)

Total general and administrative	36,616	38,183	37,743	40,167	40,891	(724)	(4,275)
Interest expense	9,643	9,721	9,771	10,348	10,285	63	(642)

Income before income taxes	13,792	10,501	11,046	16,677	20,769	4,092	6,977
Income taxes	3,022	2,393	2,677	4,105	5,086	(981)	(2,064)

Net income	$10,770	$8,108	$8,369	$12,572	$15,683	$3,111	$4,913

Net income per common share:
Basic	$0.92	$0.69	$0.71	$1.11	$1.44	$0.33	$0.52

Diluted	$0.90	$0.67	$0.70	$1.08	$1.38	$0.30	$0.48

Weighted-average shares outstanding:
Basic	11,672	11,712	11,706	11,302	10,893	409	779

Diluted	12,010	12,076	12,022	11,677	11,327	350	683

Net interest margin	$74,106	$72,027	$74,503	$81,359	$87,699	$6,340	$13,593

Net credit margin	$50,408	$48,684	$48,789	$56,844	$61,660	$4,816	$11,252

	Balance Sheet Quarterly Trend
	4Q 18	1Q 19	2Q 19	3Q 19	4Q 19	QoQ $ Inc (Dec)	YoY $ Inc (Dec)
Total assets	$956,395	$953,467	$1,019,316	$1,086,172	$1,158,540	$72,368	$202,145

Finance receivables	$932,243	$912,250	$973,434	$1,042,186	$1,104,813	$62,627	$172,570

Allowance for credit losses	$58,300	$56,400	$57,200	$60,900	$62,200	$1,300	$3,900

Long-term debt	$660,507	$628,786	$689,310	$743,835	$808,218	$64,383	$147,711

	Other Key Metrics Quarterly Trend
	4Q 18	1Q 19	2Q 19	3Q 19	4Q 19	QoQ Inc (Dec)	YoY Inc (Dec)
Interest and fee yield (annualized)	32.9%	32.1%	32.5%	32.9%	32.8%	(0.1)%	(0.1)%

Efficiency ratio (1)	43.7%	46.7%	44.8%	43.8%	41.7%	(2.1)%	(2.0)%

Operating expense ratio (2)	16.1%	16.5%	16.2%	15.9%	15.3%	(0.6)%	(0.8)%

30+ contractual delinquency	7.7%	7.0%	6.4%	6.6%	7.2%	0.6%	(0.5)%

Net credit loss ratio (3)	9.1%	10.9%	10.7%	8.2%	9.2%	1.0%	0.1%

Book value per share	$23.70	$24.15	$24.88	$26.00	$27.49	$1.49	$3.79

(1)	General and administrative expenses as a percentage of total revenue.
(2)	Annualized general and administrative expenses as a percentage of average finance receivables.
(3)	Annualized net credit losses as a percentage of average finance receivables.

	Averages and Yields
	FY 19		FY 18
	Average Finance Receivables	Average Yield	Average Finance Receivables	Average Yield
Small loans	$437,358	38.5%	$391,481	40.0%
Large loans	504,302	28.8%	389,919	28.5%
Automobile loans	16,384	14.8%	41,026	15.6%
Retail loans	27,701	19.0%	31,393	19.0%

Total interest and fee yield	$985,745	32.6%	$853,819	32.8%

Total revenue yield	$985,745	36.1%	$853,819	35.9%

	Components of Increase in Interest and Fee Income FY 19 Compared to FY 18 Increase (Decrease)
	Volume	Rate	Volume & Rate	Net
Small loans	$18,356	$(5,932)	$(695)	$11,729
Large loans	32,602	1,067	314	33,983
Automobile loans	(3,842)	(315)	189	(3,968)
Retail loans	(700)	4	—	(696)
Product mix	(3,134)	3,241	(107)	—

Total increase in interest and fee income	$43,282	$(1,935)	$(299)	$41,048

	Net Loans Originated (1) (2)
	FY 19	FY 18	FY $ Inc (Dec)	FY% Inc (Dec)
Small loans	$662,281	$624,243	$38,038	6.1%
Large loans	594,617	409,174	185,443	45.3%
Retail loans	19,630	26,579	(6,949)	(26.1)%

Total net loans originated	$1,276,528	$1,059,996	$216,532	20.4%

(1)	Represents the balance of loan origination and refinancing net of unearned finance charges.
(2)	The company ceased originating automobile loans in November 2017.

	Other Key Metrics
	FY 19	FY 18
Net credit losses (1) (2)	$95,711	$77,666
Percentage of average finance receivables	9.7%	9.1%
Provision for credit losses (3)	$99,611	$87,056
Percentage of average finance receivables	10.1%	10.2%
Percentage of total revenue	28.0%	28.4%
General and administrative expenses	$156,984	$140,284
Percentage of average finance receivables	15.9%	16.4%
Percentage of total revenue	44.1%	45.7%

(1)	Includes hurricane-related net credit losses of $2,325 and $1,936 for FY 19 and FY 18, respectively.
(2)	Includes net credit losses related to lower utilization of non-file insurance of $7,575 and $3,362 for FY 19 and FY 18, respectively.
(3)	Includes hurricane-related provision for credit losses of $(1,275) and $2,736 for FY 19 and FY 18, respectively.

Non-GAAP Financial Measures

In addition to financial measures presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The company’s management utilizes non-GAAP measures as additional metrics to aid in, and enhance, its understanding of the company’s financial results. Tangible equity and funded debt-to-tangible equity ratio are non-GAAP measures that adjust GAAP measures to exclude intangible assets. Management uses these non-GAAP measures to evaluate and manage the company’s capital and leverage position. The company also believes that these non-GAAP measures are commonly used in the financial services industry and provide useful information to users of the company’s financial statements in the evaluation of its capital and leverage position. This non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In addition, the company’s non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies. The following table provides a reconciliation of GAAP measures to non-GAAP measures.

4Q 19
Long-term debt	$808,218
Total stockholders’ equity	302,783
Less: Intangible assets	9,438

Tangible equity (non-GAAP)	$293,345

Funded debt-to-equity ratio	2.67x
Funded debt-to-tangible equity ratio (non-GAAP)	2.76x